Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES FISCAL 2019 FOURTH QUARTER AND FULL YEAR RESULTS; PROVIDES FISCAL 2020 GUIDANCE

•	Fourth quarter revenue of $398.7 million and full year revenue of $1.417 billion

•	Fully diluted EPS for the quarter and fiscal year were $0.47 and $1.01, respectively

•	Project awards of $350.6 million in the fourth quarter and $1.296 billion for the year

•	Backlog was $1.098 billion as of June 30, 2019

•	Liquidity increased to $241.9 million, an increase of 76.3% for the year

•	Fiscal 2020 guidance set at $1.40 billion to $1.55 billion in revenue and $1.10 to $1.40 for fully diluted earnings per share

TULSA, OK – August 28, 2019 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2019 and provides guidance for fiscal 2020.
“The fourth quarter marked a strong closeout to our year, as our previously forecasted outlook for an improved second half of fiscal 2019 came to fruition. Strong operating performance, combined with high maintenance volumes and favorable capital project timing across the Storage Solutions, Oil Gas & Chemical and Industrial segments resulted in the best quarter in the Company's history from a revenue and earnings perspective.” said John Hewitt, President and Chief Executive Officer.
“The current economic environment creates uncertainty in the short-term with regard to the timing of future awards and the continuation of the high maintenance volumes we are experiencing. With that said, we are entering fiscal 2020 with strong momentum in many of the key end-markets we serve, a healthy backlog level and robust bidding activity that will continue to support our business and strategic growth initiatives.”
Fourth Quarter Fiscal 2019 Results
Revenue for the fourth quarter ended June 30, 2019 was $398.7 million compared to $293.1 million in the same quarter a year earlier. On a segment basis, revenue increased $56.6 million, $52.7 million and $1.1 million in the Industrial, Storage Solutions and Electrical Infrastructure segments, respectively. The increase in Industrial revenue is primarily attributable to higher volumes of iron and steel work while the increase in Storage Solutions revenue is primarily a result of increased tank and terminal construction work. These increases in revenue were partially offset by a decrease of $4.8 million in the Oil Gas & Chemical segment due to lower volumes of capital work.
Consolidated gross profit was $43.7 million in the three months ended June 30, 2019 compared to $21.5 million in the three months ended June 30, 2018. Gross margin for the fourth quarter of fiscal 2019 was 11.0% compared to 7.3% in the same period a year earlier. The increase in gross margin in fiscal 2019 is primarily attributable to increased volumes of higher margin capital work and improved project execution. The fiscal 2018 gross margin was negatively impacted by the wind down of lower margin work awarded in a highly competitive environment.
Selling, general and administrative costs were $26.3 million in the fourth quarter of fiscal 2019 compared to $20.6 million in the same period a year earlier. The increase in fiscal 2019 was primarily due to improved operating results which led to higher incentive compensation expense, higher stock compensation expense as well as investments in personnel to support increased revenue.

Fiscal 2019 Results
Revenue for the fiscal year ended June 30, 2019 was $1.417 billion compared to $1.092 billion in the same period a year earlier, an increase of $325.1 million. On a segment basis, revenue increased in the Storage Solutions and Industrial segments by $207.2 million and $159.3 million, respectively. The increase in Storage Solutions revenue is primarily a result of increased tank and terminal construction work, and higher levels of repair and maintenance spending from our customers. The increase in Industrial revenue is primarily attributable to higher volumes of iron and steel spending and increased thermal vacuum chamber work. These increases were partially offset by decreases in revenue in the Electrical Infrastructure and Oil Gas & Chemical segments of $38.5 million and $2.9 million, respectively. The decrease in Electrical Infrastructure revenue is primarily due to the strategic shift away from larger EPC power generation and lower power delivery volumes partially offset by higher volumes of power generation package work. The decrease in Oil Gas & Chemical revenue is primarily due to lower volumes of engineering and capital work, largely offset by higher volumes of turnaround and maintenance work.
Consolidated gross profit was $132.0 million in fiscal 2019 compared to $91.9 million in fiscal 2018. Fiscal 2019 gross margin was 9.3% compared to 8.4% in fiscal 2018. The increase in gross margin in fiscal 2019 is primarily attributable to higher revenue volumes, which led to improved recovery of construction overhead costs. Additionally, during the first half of fiscal 2019, the gross margin was negatively impacted by the wind down of lower margin work awarded in a highly competitive environment. In the second half of fiscal 2019, the gross margin was positively impacted by strong project execution on increased volumes of capital work awarded in an improved business environment.
Consolidated SG&A expenses were $94.0 million in fiscal 2019 compared to $84.4 million in fiscal 2018. The increase in fiscal 2019 was primarily due to improved operating results which led to higher incentive compensation expense, higher stock compensation expense as well as investments in personnel to support increased revenue. These increases were partially offset by lower amortization expense on intangible assets that fully amortized in fiscal 2018.
Income Tax Expense

The effective tax rates were 26.3% and 27.2% for the three months and fiscal year ended June 30, 2019, respectively. The Company estimates that its fiscal 2020 effective tax rate will approximate 27.0%.

Backlog

We finished fiscal 2019 with backlog of $1.098 billion. Project awards in the three months and year ended June 30, 2019 totaled $350.6 million and $1.296 billion, resulting in book-to-bill ratios of 0.9 for both periods.
Financial Position
At June 30, 2019, the Company had a cash balance of $89.7 million, borrowings of $5.3 million and liquidity of $241.9 million. Liquidity increased by $61.9 million, or 34.4%, in the fourth quarter of fiscal 2019 and $104.7 million, or 76.3%, for the full year.

Earnings Guidance
The Company expects fiscal 2020 revenue to be between $1.40 billion and $1.55 billion and earnings to be between $1.10 and $1.40 per fully diluted share. As is normal, we expect a slower first quarter with revenue and earnings improvement as the year progresses.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, August 29, 2019 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States, Canada and other international locations.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
E: kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
E: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues	$398,714	$293,087	$1,416,680	$1,091,553
Cost of revenues	354,976	271,636	1,284,729	999,617
Gross profit	43,738	21,451	131,951	91,936
Selling, general and administrative expenses	26,349	20,565	94,021	84,417
Goodwill and other intangible asset impairment	—	17,998	—	17,998
Operating income (loss)	17,389	(17,112)	37,930	(10,479)
Other income (expense):
Interest expense	(342)	(520)	(1,296)	(2,600)
Interest income	304	147	1,167	381
Other	29	166	611	550
Income (loss) before income tax expense	17,380	(17,319)	38,412	(12,148)
Provision (benefit) for federal, state and foreign income taxes	4,568	(2,636)	10,430	(668)
Net income (loss)	$12,812	$(14,683)	$27,982	$(11,480)
Basic earnings (loss) per common share	$0.48	$(0.55)	$1.04	$(0.43)
Diluted earnings (loss) per common share	$0.47	$(0.55)	$1.01	$(0.43)
Weighted average common shares outstanding:
Basic	26,807	26,833	26,891	26,769
Diluted	27,521	26,833	27,587	26,769

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2019	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$89,715	$64,057
Accounts receivable, less allowances (2019 - $923; 2018 - $6,327)	218,432	203,388
Costs and estimated earnings in excess of billings on uncompleted contracts	96,083	76,632
Inventories	8,017	5,152
Income taxes receivable	29	3,359
Other current assets	5,034	4,458
Total current assets	417,310	357,046
Property, plant and equipment, at cost:
Land and buildings	41,179	40,424
Construction equipment	91,793	89,036
Transportation equipment	52,526	48,339
Office equipment and software	43,632	41,236
Construction in progress	7,619	1,353
Total property, plant and equipment - at cost	236,749	220,388
Accumulated depreciation	(157,414)	(147,743)
Property, plant and equipment - net	79,335	72,645
Goodwill	93,368	96,162
Other intangible assets	19,472	22,814
Deferred income taxes	2,683	4,848
Other assets	21,226	4,518
Total assets	$633,394	$558,033

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2019	June 30, 2018
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$114,647	$79,439
Billings on uncompleted contracts in excess of costs and estimated earnings	105,626	120,740
Accrued wages and benefits	38,357	24,375
Accrued insurance	9,021	9,080
Income taxes payable	2,517	7
Other accrued expenses	5,331	4,824
Total current liabilities	275,499	238,465
Deferred income taxes	298	429
Borrowings under senior secured revolving credit facility	5,347	—
Other liabilities	293	296
Total liabilities	281,437	239,190
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2019 and June 30, 2018; 26,807,203 and 26,853,823 shares outstanding as of June 30, 2019 and June 30, 2018	279	279
Additional paid-in capital	137,712	132,198
Retained earnings	239,476	211,494
Accumulated other comprehensive income	(7,751)	(7,411)
	369,716	336,560
Less treasury stock, at cost — 1,081,014 and 1,034,394 shares as of June 30, 2019 and June 30, 2018	(17,759)	(17,717)
Total stockholders' equity	351,957	318,843
Total liabilities and stockholders’ equity	$633,394	$558,033

Results of Operations
(In thousands)

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
Three Months Ended June 30, 2019
Gross revenues	$53,874	$75,568	$149,543	$120,239	$399,224
Less: inter-segment revenues	—	23	487	—	510
Consolidated revenues	53,874	75,545	149,056	120,239	398,714
Gross profit	2,315	10,469	20,736	10,218	43,738
Operating income (loss)	$(309)	$4,089	$8,726	$4,883	$17,389

Three Months Ended June 30, 2018
Gross revenues	$52,730	$81,600	$97,442	$63,648	$295,420
Less: inter-segment revenues	—	1,230	1,103	—	2,333
Consolidated revenues	52,730	80,370	96,339	63,648	293,087
Gross profit	2,733	5,873	8,774	4,071	21,451
Operating income (loss)	$(18,765)	$114	$802	$737	$(17,112)

Twelve Months Ended June 30, 2019
Gross revenues	$217,417	$322,065	$524,330	$357,464	$1,421,276
Less: inter-segment revenues	—	2,198	2,398	—	4,596
Consolidated revenues	217,417	319,867	521,932	357,464	1,416,680
Gross profit	15,470	35,987	56,011	24,483	131,951
Operating income	$3,668	$12,984	$14,097	$7,181	$37,930

Twelve Months Ended June 30, 2018
Gross revenues	$255,931	$324,546	$319,106	$198,155	$1,097,738
Less: inter-segment revenues	—	1,774	4,410	1	6,185
Consolidated revenues	255,931	322,772	314,696	198,154	1,091,553
Gross profit	18,300	33,423	25,778	14,435	91,936
Operating income (loss)	$(16,531)	$8,798	$(5,907)	$3,161	$(10,479)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended June 30, 2019

The following table provides a summary of changes in our backlog for the three months ended June 30, 2019:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of March 31, 2019	$101,220	$167,751	$652,817	$224,652	$1,146,440
Project awards	26,537	42,357	137,534	144,195	350,623
Revenue recognized	(53,874)	(75,545)	(149,056)	(120,239)	(398,714)
Backlog as of June 30, 2019	$73,883	$134,563	$641,295	$248,608	$1,098,349
Book-to-bill ratio(1)	0.5	0.6	0.9	1.2	0.9

(1)	Calculated by dividing project awards by revenue recognized.
Twelve Months Ended June 30, 2019

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2019:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2018	$113,957	$227,452	$613,360	$263,827	$1,218,596
Project awards	177,343	226,978	549,867	342,245	1,296,433
Revenue recognized	(217,417)	(319,867)	(521,932)	(357,464)	(1,416,680)
Backlog as of June 30, 2019	$73,883	$134,563	$641,295	$248,608	$1,098,349
Book-to-bill ratio(1)	0.8	0.7	1.1	1.0	0.9

(1)	Calculated by dividing project awards by revenue recognized.